Exhibit 99.1

NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. REPORTS

FISCAL 2014 FOURTH QUARTER AND YEAR-END RESULTS

Company to host conference call on August 7, 2014, at 11:00 a.m. EDT

Financial and Operational Highlights

*	Enrollment by headcount decreased 5.4% over the prior-year period to 10,857 students as of May 31, 2014.

*	FY 2014 fourth quarter total revenue was $32.0 million, compared to $33.2 million in the prior-year period. The Company’s academic segment’s revenue was $31.7 million in the FY 2014 fourth quarter, compared to $32.7 million in the prior-year period.

*	FY 2014 fourth quarter net income attributable to the Company increased 16.5% to $1.3 million from $1.1 million in the prior-year period.

*	FY 2014 annual revenues were $127.8 million, compared to $129.2 million in the prior year. The Company’s academic segment’s revenue was $126.2 million, compared to $127.9 million in the prior year.

*	FY 2014 annual net income attributable to the Company was $3.5 million, compared to $5.4 million in the prior year.

*	The Board of Directors declared a cash dividend in the amount of $0.045 per share on all shares of the Company’s common stock outstanding and of record as of the close of business on June 30, 2014, which was paid on or about July 11, 2014.

*	Balance sheet at May 31, 2014, included cash and cash equivalents and investments of $19.6 million; working capital of $25.7 million; no outstanding lending debt; and stockholders’ equity of $51.2 million.

Rapid City, South Dakota, August 6, 2014 — National American University Holdings, Inc. (the “Company”) (NASDAQ: NAUH), which through its wholly owned subsidiary operates National American University (“NAU”), a regionally accredited, proprietary, multi-campus institution of higher learning, today reported its unaudited financial results for its FY 2014 fourth quarter and audited financial results for the fiscal year ended May 31, 2014.

Ronald L. Shape, Ed.D., Chief Executive Officer of the Company, commented, “We began implementing changes in our admissions department during the FY 2014 fourth quarter, which included rolling out the new software we invested in and additional training to help improve the efficiency of our enrollment counselors, and are pleased with the initial results from these efforts. Enrollment for the spring 2014 term declined 5.4% to 10,857 students, which was a result of weaker demand among NAU’s targeted student demographic as well as a reduction in enrollment counselors. Lower enrollment impacted revenues for the FY 2014 fourth quarter, but as a result of lower SG&A expenses related to decreased admissions staffing, we were able to achieve $1.3 million in net income attributable to the Company during the period, a 16.5% increase from the FY 2013 fourth quarter. We are now focused on providing our enrollment counselors with improved training and technologies that will help them better manage their time and become more effective in the long run.”

Dr. Shape continued, “It has been an overall challenging year for our industry, and we have not been immune to the enrollment issues affecting the majority of institutions. However, we continued working on executing our strategic initiatives and were thrilled to launch our doctoral program in community college leadership in the first half of FY 2014, welcoming our first full cohort of doctoral students in January 2014. We are very pleased to say that we continue to realize 100% retention and look forward to welcoming additional cohorts to the doctoral program in this coming fall term.”

Operating Review

NAU currently leases 37 physical properties in the states of Colorado, Indiana, Kansas, Minnesota, Missouri, Nebraska, New Mexico, Oklahoma, Oregon, South Dakota and Texas. Several sites operate as hybrid learning centers in strategic geographic locations. These centers utilize physical facilities through which the university provides

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face-to-face support services as students participate in select, traditional classroom courses while completing their remaining coursework online.

Of NAU’s 37 locations, the following sites are pending regulatory approvals:

•	Roueche Graduate Center in Austin, TX

•	Houston, TX

Enrollment Update

Total NAU student enrollment for the spring term of 2014 decreased 5.4% to 10,857 students from 11,472 during the prior spring term. Students enrolled in 93,742 credit hours compared to 99,146 credit hours during the prior spring term. The current average age of NAU’s students continues to be in the mid-30s, with those seeking undergraduate degrees remaining the highest portion of NAU’s student population.

The following is a summary of student enrollment at May 31, 2014, and May 31, 2013, by degree level and by instructional delivery method:

	May 31, 2014		May 31, 2013
	No. of Students	% of Total	No. of Students	% of Total
Continuing Ed	12	0.1%	0	0%
Doctoral	37	0.3%	0	0%
Graduate	322	3.0%	397	3.5%
Undergraduate	10,486	96.6%	11,075	96.5%

Total	10,857	100.0%	11,472	100.0%

	May 31, 2014		May 31, 2013
	No. of Students	% of Total	No. of Students	% of Total
Online	6,481	59.7%	6,790	59.2%
On-Campus	2,686	24.7%	2,661	23.2%
Hybrid	1,690	15.6%	2,021	17.6%

Total	10,857	100.0%	11,472	100.0%

Financial Review

The Company, through its wholly owned subsidiary, operates in two business segments: the academic segment, which consists of NAU’s undergraduate, graduate, and doctoral education programs and contributes the primary portion of the Company’s revenue; and ownership in multiple apartments and condominium complexes from which it derives sales and rental income. The real estate operations generated approximately 0.9% of revenues for the quarter ended May 31, 2014.

Fiscal 2014 Fourth Quarter Financial Results

•	Total revenues for the FY 2014 fourth quarter were $32.0 million, compared to $33.2 million in the same period last year. The academic segment’s total revenue was $31.7 million, compared to $32.7 million in the prior-year period. This decrease in academic segment revenues was primarily a result of a decrease in enrollment, which impacted the number of credit hours and book sales during the period, and was driven by weaker market demand among NAU’s targeted student demographic. The decrease in academic segment revenues was partially offset by the 3.5% tuition increase that became effective in September 2013.

•

For the FY 2014 fourth quarter, educational services expense was $7.6 million, or 24.1% of the academic segment’s total revenue, compared to $7.5 million, or 22.9%, for the FY 2013 fourth quarter, primarily due to

National American University Holdings, Inc. August 6, 2014	Page 3

increased expenses associated with the addition of NAU’s doctoral programs. The increase in cost of educational services as a percentage of total revenue was the result of fixed facility costs on lower revenues.

Educational services expense specifically relates to the academic segment, and includes salaries and benefits of faculty and academic administrators, costs of educational supplies, facility costs, faculty reference and support material and related academic costs.

•	During the FY 2014 fourth quarter, SG&A expenses decreased 5.8% to $20.2 million, or 63.2% of total revenues, from $21.4 million, or 64.7%, in the prior-year period.

•	Income before income taxes and non-controlling interest for the FY 2014 fourth quarter increased 9.6% to $2.3 million from $2.1 million for the same period last year.

•	Net income attributable to the Company for the FY 2014 fourth quarter increased 16.5% to $1.3 million, or $0.05 per diluted share based on 25.1 million shares outstanding, from $1.1 million, or $0.05 per diluted share based on 25.5 million shares outstanding, in the prior-year period. EBITDA for the FY 2014 fourth quarter increased 7.6% to $4.1 million from $3.8 million in the prior-year period. A table reconciling EBITDA to net income can be found at the end of this release.

FY 2014 Financial Results

•	Total revenues for FY 2014 were $127.8 million, compared to $129.2 million for FY 2013. The academic segment’s total revenue was $126.2 million, compared to $127.9 million in the prior-year period as a result of decreased enrollment during the fall 2013, winter 2014, and spring 2014 terms, which was partially offset by the previously mentioned tuition increase of 3.5%. The Company believes it will achieve increased revenue growth as it continues to execute on its strategic plan, which includes growing enrollments at its current existing locations by investing in new program development and expansion, academic advisor support, and student retention initiatives.

•	NAU’s educational services expense for FY 2014 was $29.5 million, or 23.4% of the academic segment’s total revenue, compared to $29.2 million, or 22.8%, in the prior-year period. The increase in cost of educational services as a percentage of academic segment revenue was the result of fixed facility costs on lower revenues.

•	In FY 2014, SG&A expenses were $85.3 million, or 66.8% of total revenues, compared to $82.9 million, or 64.2%, in the prior-year period. The increase was primarily due to increased expenses related to the hiring of additional admissions and support staff to maintain the quality of academic programs at newer locations, as well as increased depreciation expense, software costs, and insurance premium costs.

•	Income before income taxes and non-controlling interest for FY 2014 was $5.8 million, compared to $9.2 million in the prior-year period. This decrease was largely due to higher SG&A expenses.

•	Net income attributable to the Company for FY 2014 was $3.5 million, or $0.14 per diluted share based on 25.1 million shares outstanding, compared to $5.4 million, or $0.21 per diluted share based on 25.6 million shares outstanding, in the prior fiscal year.

•	The Company’s EBITDA for FY 2014 was $12.8 million, compared to $15.8 million in the prior-year period. A table reconciling EBITDA to net income can be found at the end of this release.

Balance Sheet Highlights

(in millions except for percentages)	5/31/2014	5/31/2013	% Change
Cash and Cash Equivalents/Investments	$19.6	$31.9	-38.6%
Working Capital	25.7	23.8	7.8%
Total Long-term Debt	0	0	N/A
Stockholders’ Equity	51.2	50.8	0.8%

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Quarterly Dividend

The Board of Directors declared a cash dividend in the amount of $0.045 per share on all shares of the Company’s common stock outstanding and of record as of the close of business on June 30, 2014, that was paid on or about July 11, 2014.

FY 2015 Outlook

Dr. Shape concluded, “As we continue working on executing our strategic initiatives and taking full advantage of our current resources, we expect enrollments will return to positive growth rates in the second half of FY 2015. We anticipate the changes we have made in our enrollment counselor system to be fully implemented by December 2014 and will continue to evaluate our counselors’ performance to gauge its impact. Going into FY 2015, our goal is to increase enrollments at the newer locations we established over the past few years and regain enrollment stability at our more seasoned campus options. The majority of these locations have developed a strong student base and have yielded excellent results, while others need improvement. We will continue to monitor their progress and are committed to executing on our initiatives, while keeping an eye on our expenditures to ensure that expenses are in line with our revenue projections. As we return to positive enrollment growth, we expect to gain greater efficiencies as economies of scale are realized with NAU’s expanded physical footprint and increased student-instructor ratios. But first and foremost, we are committed to serving our students and providing them with the support and academic quality they need to succeed, and we look forward to improving and expanding upon our academic offerings in FY 2015.”

Conference Call Information

Management will discuss these results in a conference call (with accompanying presentation) on August 7, 2014, at 11:00 a.m. EDT.

The dial-in numbers are:

(877) 407-9078 (U.S.)

(201) 493-6745 (International)

Accompanying Slide Presentation and Webcast

The Company will also have an accompanying slide presentation available in PDF format at the “Investor Relations” section of the NAU website at http://www.national.edu/InvestorRelations. The presentation will be made available 30 minutes prior to the conference call. In addition, the call will be simultaneously webcast over the Internet via the “Investor Relations” section of the NAU website or by clicking on the conference call link: http://national.equisolvewebcast.com/q4-2014.

About National American University Holdings, Inc.

National American University Holdings, Inc., through its wholly owned subsidiary, operates National American University (“NAU”), a regionally accredited, proprietary, multi-campus institution of higher learning offering associate, bachelor’s, master’s, and doctoral degree programs in technical and professional disciplines. Accredited by The Higher Learning Commission and a member of the North Central Association of Colleges and Schools, NAU has been providing technical and professional career education since 1941. NAU opened its first campus in Rapid City, South Dakota, and has since grown to multiple locations throughout the United States. In 1998, NAU began offering online courses. Today, NAU offers degree programs in traditional, online, and hybrid formats, which provide students increased flexibility to take courses at times and places convenient to their busy lifestyles.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company’s business. Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this release and are based on current beliefs and expectations and involve a number of assumptions. These forward-looking statements include outlooks or expectations for earnings, revenues, expenses or other future financial or business performance, strategies or expectations, or the impact of legal or regulatory matters on business, results of operations or financial condition. Specifically, forward-looking statements may include statements relating

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to the future financial performance of the Company; the ability to continue to receive Title IV funds; the growth of the market for the Company’s services; expansion plans and opportunities; consolidation in the market for the Company’s services generally; and other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions. These forward-looking statements involve a number of known and unknown risks and uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by those forward-looking statements. Other factors that could cause the Company’s results to differ materially from those contained in its forward-looking statements are included under, among others, the heading “Risk Factors” in the Company’s Annual Report on Form 10-K, which is to be filed on August 8, 2014, and in its other filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this release.

Contact Information:

National American University Holdings, Inc.

Dr. Ronald Shape

605-721-5220

rshape@national.edu

Investor Relations Counsel The Equity Group Inc. Carolyne Y. Sohn 415-568-2255 csohn@equityny.com	Adam Prior 212-836-9606 aprior@equityny.com

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NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS AND YEAR ENDED MAY 31, 2014 AND MAY 31, 2013

(In thousands except per share data)

	Three Months Ended		Year Ended
	May 31,		May 31,
	2014	2013	2014	2013
REVENUE:
Academic revenue	$29,397	$30,068	$117,099	$117,609
Auxiliary revenue	2,284	2,610	9,076	10,259
Rental income — apartments	287	274	1,138	1,098
Condominium sales	0	210	440	210

Total revenue	31,968	33,162	127,753	129,176

OPERATING EXPENSES:
Cost of educational services	7,643	7,493	29,478	29,188
Selling, general and administrative	20,196	21,441	85,286	82,906
Auxiliary expense	1,540	1,745	6,236	6,780
Cost of condominium sales	0	192	386	192
Loss (gain) on disposition of property	187	37	114	100

Total operating expenses	29,566	30,908	121,500	119,166

OPERATING INCOME	2,402	2,254	6,253	10,010

OTHER INCOME (EXPENSE):
Interest income	20	22	142	111
Interest expense	(203)	(252)	(770)	(1,044)
Other income — net	34	31	149	107

Total other expense	(149)	(199)	(479)	(826)

INCOME BEFORE INCOME TAXES	2,253	2,055	5,774	9,184
INCOME TAX EXPENSE	(909)	(900)	(2,306)	(3,698)

NET INCOME	1,344	1,155	3,468	5,486
NET INCOME (LOSS) ATTRIBUTABLE TO NON-CONTROLLING INTEREST	(9)	(9)	17	(40)

NET INCOME ATTRIBUTABLE TO NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. AND SUBSIDIARIES	1,335	1,146	3,485	5,446
OTHER COMPREHENSIVE (LOSS) INCOME, NET OF TAX —Unrealized losses on investments, net of tax of $1 and $19 for 2014 and 2013, respectively	6	13	(10)	(31)
Reclassification to earnings of realized losses included in other income-net, net of tax of $0 and $(8) for 2014 and 2013, respectively	0	(8)	0	13

OTHER COMPREHENSIVE (LOSS) INCOME, NET OF TAX	6	5	(10)	(18)

COMPREHENSIVE INCOME ATTRIBUTABLE TO NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC.	$1,341	$1,151	$3,475	$5,428

Basic net earnings attributable to National American University Holdings, Inc.	$0.05	$0.05	$0.14	$0.21
Diluted net earnings attributable to National American University Holdings, Inc.	$0.05	$0.05	$0.14	$0.21
Basic weighted average shares outstanding	25,113,727	25,492,141	25,093,096	25,556,391
Diluted weighted average shares outstanding	25,126,949	25,499,607	25,094,361	25,561,468

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NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF MAY 31, 2014 AND 2013

(In thousands except share data)

	May 31,	May 31,
	2014	2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,154	$11,130
Available for sale investments	15,435	20,748
Student receivables — net of allowance of $1,026 and $870 at May 31, 2014 and 2013, respectively	16,532	3,628
Other receivables	291	722
Income tax receivable	0	122
Deferred income taxes	1,688	1,353
Prepaid and other current assets	2,180	841

Total current assets	40,280	38,544

Total property and equipment—net	43,258	44,944

OTHER ASSETS:
Condominium inventory	744	1,778
Land held for future development	312	312
Course development — net of accumulated amortization of $2,421 and $2,066 at May 31, 2014 and 2013, respectively	1,000	1,107
Note receivable—tenant improvements	1,308	0
Deposit on property and equipment	200	0
Other	1,355	1,397

Total other assets	4,919	4,594

TOTAL	$88,457	$88,082

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of capital lease payable	$206	$66
Accounts payable	3,411	5,403
Dividends payable	1,134	1,004
Student accounts payable	969	1,067
Income tax payable	1,158	0
Deferred income	341	195
Accrued and other liabilities	7,347	6,966

Total current liabilities	14,566	14,701

DEFERRED INCOME TAXES	4,168	5,720

OTHER LONG-TERM LIABILITIES	6,431	6,479

CAPITAL LEASE PAYABLE, NET OF CURRENT PORTION	12,097	10,394

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common stock, $0.0001 par value (50,000,000 authorized; 28,177,827 issued and 25,117,454 outstanding as of May 31, 2014; 28,090,269 issued and 25,047,086 outstanding as of May 31, 2013)	3	3
Additional paid-in capital	59,191	57,656
Retained earnings	11,573	12,610
Treasury stock, at cost (3,060,373 shares at May 31, 2014 and 3,043,183 shares at May 31, 2013)	(19,423)	(19,359)
Accumulated other comprehensive (loss) income, net of taxes—unrealized (loss) gain on available for sale securities	(3)	7

Total National American University Holdings, Inc. stockholders’ equity	51,341	50,917
Non-controlling interest	(146)	(129)

Total stockholders’ equity	51,195	50,788

TOTAL	$88,457	$88,082

The accompanying notes are an integral part of these consolidated financial statements.

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The following table provides a reconciliation of net income attributable to the Company to EBITDA:

	Three Months Ended May 31,		Year Ended May 31,
	2014	2013	2014	2013
	(dollars in thousands)
Net Income attributable to the Company	$1,335	$1,146	$3,485	$5,446
(Income) Loss attributable to non-controlling interest	9	9	(17)	40
Interest Income	(20)	(22)	(142)	(111)
Interest Expense	203	252	770	1,044
Income Taxes	909	900	2,306	3,698
Depreciation and Amortization	1,622	1,485	6,356	5,650

EBITDA	$4,058	$3,770	$12,758	$15,767

EBITDA consists of income attributable to the Company, less income from non-controlling interest, plus loss from non-controlling interest, minus interest income, plus interest expense (which is not related to any debt but to the accounting required for the capital lease), plus income taxes, plus depreciation and amortization. The Company uses EBITDA as a measure of operating performance. However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles, or GAAP, and when analyzing its operating performance, investors should use EBITDA in addition to, and not as an alternative for, income as determined in accordance with GAAP. Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies and is therefore limited as a comparative measure. Furthermore, as an analytical tool, EBITDA has additional limitations, including that (a) it is not intended to be a measure of free cash flow, as it does not consider certain cash requirements such as tax payments; (b) it does not reflect changes in, or cash requirements for, its working capital needs; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements, or future requirements for capital expenditures or contractual commitments. To compensate for these limitations, the Company evaluates its profitability by considering the economic effect of the excluded expense items independently as well as in connection with its analysis of cash flows from operations and through the use of other financial measures.

The Company believes EBITDA is useful to an investor in evaluating its operating performance because it is widely used to measure a company’s operating performance without regard to certain non-cash expenses (such as depreciation and amortization) and expenses that are not reflective of its core operating results over time. The Company believes EBITDA presents a meaningful measure of corporate performance exclusive of its capital structure, the method by which assets were acquired and non-cash charges, and provides us with additional useful information to measure its performance on a consistent basis, particularly with respect to changes in performance from period to period.